Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is by and between Nautilus, Inc., a Washington corporation (the "Company"), and Garry Wiseman ("Executive"). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1. **Job Title; Start Date**. Executive has accepted employment as the Company's Chief Digital Officer. His start date shall be October 26, 2020 ("Start Date").

2. **Primary Duties.** Executive shall report to the Company's Chief Executive Officer ("CEO"), and perform his job duties subject to the CEO's general supervision, advice and direction. Executive's primary duties shall be those performed by a Chief Digital Officer and such other duties as delegated and assigned by the Company's Chief Executive Officer.

3. **Full-Time Employment; Outside Activities.** Executive shall (a) devote his entire professional time, attention, and energies to his position; (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties; and (d) refrain from any endeavor outside of employment which interferes with his ability to perform his obligations hereunder. The Company understands that Executive may serve in various outside activities, including capacities for different non-profit, charitable endeavors from time to time. Any outside activities or non-profit charitable work that has the potential to interfere to any degree with Executive's services to the Company or where Executive shall be taking a visible role in the organization must be approved in writing by the Board of Directors prior to Executive performing such outside activities.

4. **Business Protection Agreement**. Executive's employment with the Company is contingent upon his agreement to execute the Company's Business Protection Agreement, which imposes obligations with regard to non-disclosure of confidential information, ownership of inventions, and contains certain non-compete protections. Executive agrees to comply with the Business Protection Agreement and any other agreements that he may sign in connection with his employment with the Company.

5. **Other Employment Policies and Laws; D&O Insurance**. During his employment, Executive agrees to comply with the Company's Code of Business Conduct and Ethics, and general employment guidelines or policies adopted by the Company such as those detailed in its handbook, as such guidelines or policies may be implemented and/or amended from time to time. In addition, in performing his duties under this Agreement, Executive agrees to fully comply with all applicable laws. In his capacity as a Company Officer and during employment, Executive is eligible for coverage under the Company's Director and Officer's insurance policy, subject to the terms of the applicable insurance policy.

6. **Base Salary**. As payment for services to be rendered by Executive under this Agreement and subject to its terms and conditions, the Company shall pay Executive an annual base salary in the gross amount of Three Hundred Fifty Thousand Dollars ($350,000) ("Base Salary"). Said Base Salary shall be earned and paid in installments in accordance with the Company's existing payroll policies, and shall be subject to lawful and authorized deductions and withholdings.

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by the Board of Directors who' in their Executive shalt be subject to an annual perfbrmance review Salary' discretion. may increase but not decrease Executive's Base an annual bonus 7. Short-Term Incentive/Bonus. Executive shall be eligible to receive in the applicable year' The targeted at fifiy p"r..ffi"2"1 of n*ecutive's base salary earned of the company and based on the amount of sr-rch bonus (if any) is determined at the discretion performance goals established achievement of company performance ob.fectives and individual (the "Compensation Committee") in by the Compensation Committee of the Blard of Directors on the same basis as it good faith consultation with Executive. The annual bonus shall be earned be eligible to earn up to an is for other members of the Executive Team. Executive shall also obiectives are exceeded' additional 50% of E,xecutive's target bonus percentage if all performance of 7 5oh of Executive's annual resulting in a potential maximum short-term incentive bonus amount shall be available in the Shotl- base salary. Additional information regarding this bonus program sole discretion' shall Term Incentive PIan document. The Com-pensation Committee. in its and the amount of such determine whether Executive has earned a short-term incentive bonus bonus, and its determination shall be final and binding' R Lons-Term Incentive. As an inducement grant and a material inducement for E'xecutive be granted $600'000 in to start E,*""rtiu.'r-"*ployrent with the Company" Executive shall Plan ("LTIP") on terms restricted stock units under the company's 20r5 Long Term Incentive other Cornpany executives' substantially sirnilar to the terms of restiicted stock units granted to one-third vesting on the These restricted stock units shall vest over thirty-six (36) months, with on the second anniversary f.irst anniversary ol'the grant date. and an additional one-third vesting of the grant date. provided of the grant date. and a inal one-third vesting on the third anniversary anniversary dates' Under the that Executive has continued in full-time .*ploy*"nt through those in in the event that Executive terms of the grant document. these restricted ,toik unitr shalivest full (12) months isterminated by the Company forany reason otherthan Cause upon orwithin-twelve in the LTIP)' following a Change in bontrol (as Cause and Change in Control are defined grants in 2020, although in Executive shall not be eligible for additional Long-Teim Incentive grants in the discretion of the 2021. Executive shall Ue eligibte for annual Long-Term Incentive compensation committee at the same time as the other company executives. 9. Siqn-On Bonus. Executive iseligiblefbrsigning bonuses in thetotalamountof $100'000' upon the f-irst regular less applicable taxes The f-irst installilent of $SO.OOO shall be payable shall be payable payroll date following E,xecutive's Start Date. Tlre second installment of 550.000 Executive has permanently on the one year anniversary of Executive's Start Date, provided that will adjust the relocation relocated to Vancouver. Washington by that time; however' the Company to reopen in Fall 2021 requirernent pursuant to written agreement if local schools are not expected for in-person learning. sigtl-on bonus value Before the Start Date. Executive rnay elect to receive the entire cash Should (S100,000) in equity instead of in cash by informing the Company of his election' cause (as defined Executive resign from the company or be terminated by the company for commencing below) before Executive completes twelve (12) months of full-time employment in full: or (ii) if he has lrom the Start Date. Executive-shall (i) repay the first $50,000 installment cash' opted to receive equity instead of cash. return all equity received in lieu of Executive's lnitials: EMPLOYMENT ACREEMENT @tJ Page 2 of l0

10. **Relocation Assistance**. To assist with relocation to the Vancouver area, the Company shall pay to move Executive's household goods and two automobiles from Texas to Vancouver in accordance with the Company's relocation policy. In addition, as part of the relocation package, the Company shall also provide reimbursement for two house hunting trips for Executive and his family (round-trip coach airfare), and the use of a car when in the Vancouver area, if needed, during those trips. In addition, for the first 12 months following the Start Date, the Company will reimburse Executive for (a) local housing at actual cost (capped at $2,000 per month, and (b) round-trip coach airfare cost for Executive to travel to Texas once per month.

11. **Business Expenses.** The Company shall reimburse Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties under this Agreement, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

12. **Paid Time Off.** Executive shall be entitled to accrue and use Paid Time Off under the Company's policies, as they may be amended from time to time, for sick, vacation and other personal reasons. Under those policies, Executive shall be entitled to accrue up to twenty-two days of Paid Time Off each year, although such time will be prorated for 2020.

13. **Employee Benefit Plans.** Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, in effect from time to time (collectively, "Employee Benefit Plans"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Executive shall be entitled to receive fringe benefits on the same basis as other executives including (a) medical and dental insurance; (b) life insurance; and (c) a 401(k) plan. When his employment terminates, Executive will retain all of Executive's rights to benefits that have vested under such plans, but, except as may be specifically provided in the Employee Benefit Plans' governing instrument(s) and subject to applicable law, the Executive's rights to participate in those Employee Benefit Plans will prospectively cease on the Executive's Termination Date (defined below). Such benefits may be amended or discontinued by the Company at any time.

14. **Termination.**

(a) **At-Will Employment; Notice of Termination.** The parties acknowledge that Executive's employment with the Company is "at-will" and may be terminated by either Party with or without Cause (as defined below). If the Company does not seek to establish Cause or Disability, or Executive does not seek to establish Good Reason, employment may terminate at-will. No one other than the Company's Board of Directors has the power to change the at-will character of the employment relationship. Executive's employment with the Company may be terminated by (i) Executive's death or Disability; (ii) Executive's resignation with or without Good Reason; and (iii) termination by the Company with or without Cause. Except in the case of death, the Party seeking to terminate employment must provide written notice of its intent to terminate consistent with this Section 14, citing the specific section of this Agreement upon which the party is relying, and the date that termination of employment will be effective (the "Termination Date").

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for cause by (b) cause. The company mav terminate Executive's employment which it is relying and the Termination delivering written notice stating the particular cause upon ''Cause'' good faith finding by the Company Date, consistent with this Secti6n t+ib.1. shall mean a contest. in a court of law for any fblony that E,xecutive has (i) been indicted or convicted. or pled no for continued employment' that in the Company'r r.uronable iudgment makes Executive unfit or adversely affects prevents Executive fro* pe.forming e*e"rtive's duties or other obligations' position; (ii) engag.ed in dishonesty the reputation of the Company if Executive remained in his Company: (iii) violated a key related to his employment that has a material adverse et-fect on the Agreement (including' but not limited Cornpany policy, this Agreement or the Business Protection been under the influence of to. by engaging in acts of harassment or discrirnination. used or on behalf of the Company) unlawful lrug. on the Company's premises or while performing duties (iu; in insubordination (i'e" conduct that has a rnaterial adverse effect on the companyl .ngug.d Executive officer): (v) failed to such as refusal to follow direct orders of the company's chief reasonable satisfaction perform minimum duties after warning and failed to correct to the CEO's in competition with the within thirty (30) days after written notice to Executivel (vi) engaged serious conflict of interest or Company, diversion of any corporate opportunity or other similarly the Company's detriment; or self-dealing incurring to E,xecutive's direct or indirect benefit and inlurious to the (vii) engaged in intJntional or grossly negligent conduct that is significantly CEO's reasonable satisf-action Company or its afflliates after warning and failure to correct to the within tttirty (:O) days after written notice to Executive' (c) Good Reason. E,xecutive may resign his employment and terminate this Section l4(c)' Executive Agreement for Good Reason so long as he does so consistent with this within ninety (90) days of the shag provide notice of the existence of a specified Good Reason than fbrty-five (45) days condition first occurring. and must specify a Termination Date no earlier has at least forty-five (45) after the company ."..ir., Executive's notice so that the company .,Good the following without days to cure. Reason" shall mean the occurrence of any of Chief Digital Officer or its Executive.s prior written consent: ( i) demotion to a position other than target bonus, except to the equivalent; (ii) a material diminution in Executive's Base Salary or and/or target bonuses of all of extent ratably consistent with reductions applied to the base salaries of this Agreement by the members of the company's Executive Tean,; (iii) a material breach Vancouver, Washington to Company; or (iv) a relocation of the Company's headquarters from anothcr location more than ?5 miles away' employment within six (6) ln the case of a resignation fbr Good Reason. E,xecutive must terminate existence of the Good months following tire date on which Executive becomes aware of the initial to terminate ernployment Reason condition. Cood Reason shall not exist if Executive (i) fails of the initial existence within six (6) months following the date on which Executive becomes aware the ninety (90) day notice of the Good Reason condition. (iil fails to provide such notice within (45) day cure period. or (iii) the Company cures the specified condition within the forty-five period. (d) Death; Disability. upon death of the Executive. the Agreement automatically Agreement because of terminates upon the date of his death. The Company may terminate this Date' The Company's disability by delivering written notice to Executive stating the'fermination faith determination that decision to terminate because of disability shall be based on its good essential functions of his Executive is unable as result of physical oimental illness to perfbrrn the Executive's lnitials: f EMPLOYMENT AGREEMENT 16 "J Page -{ of l0 position, despite reasonable accommodation, for an aggregate of ninety-one (91) days (or, if longer, the elimination period then in effect under the Company's long-term disability policy applicable to Executive) during any period of twelve (12) months. The Company's disability determination should be based on evidence from a competent health care provider obtained with the cooperation of Executive, and should consider any reasonable accommodation that the Company may provide without undue hardship, and any other considerations required by law. The parties agree that due to the importance of Executive's position with the Company, either an indefinite leave or a leave of absence in excess of ninety-one (91) days within a twelve (12) month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this section is intended to violate any federal, state or local leave or disability law.

(e) Termination without Cause. The Company may terminate Executive's employment and this Agreement without Cause by delivering at least fifteen (15) days' prior written notice stating the Termination Date. During the notice period, employment shall continue and he shall continue to perform his duties and cooperate in the orderly transition of his duties; however, at the Company's discretion, it may pay Executive's then-current Base Salary for the notice period and excuse him from any further duties during such period.

(f) Resignation without Good Reason. If Executive exercises his right to terminate his employment by resigning without Good Reason, Executive agrees to provide the Company with at least sixty (60) days' prior written notice stating the Termination Date. At the Company's discretion, it may accelerate the Termination Date, and terminate the employment relationship at an earlier date than the Executive's stated Termination Date; in such case, and provided that Executive ceases to perform any duties, the Company shall be excused from any obligation to pay any further Base Salary.

15. <u>Payments Upon Termination</u>.

(a) Earned Compensation; Unreimbursed Business Expenses. On the next payroll date following the Termination Date (or sooner if required by law), Executive (or his estate or other legal designee) will be paid (i) all earned Base Salary under Section 6 through the Termination Date; (ii) a maximum of two (2) weeks of accrued, unused PTO per Company policy; and (iii) any fully earned, not yet paid bonus amounts attributable to a prior completed fiscal year (collectively, "Earned Compensation"). Any unreimbursed business expenses incurred prior to the Termination Date under Section 11 will be paid no later than sixty (60) days after the Termination Date. Upon termination of employment and this Agreement for any reason, Executive will have no rights to any compensation or payments of any kind, other than Earned Compensation, except as stated in this Section 15.

(b) Severance Pay Contingent Upon General Release. If his employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be eligible for severance pay equal to (i) six (6) months of his Base Salary on the Termination Date; and (ii) six (6) months of the Company's costs for medical and dental premiums for Executive and any dependents then enrolled in such plans, with such costs determined as of the Termination Date (and not under COBRA) (collectively, "Severance Pay"). As conditions precedent to any obligation to pay Severance Pay, Executive must (i) fully comply with his

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obligations under this Agreement, the Business Protection Agreement, and any other agreement with the Company and applicable policies; and (ii) deliver to the Company within sixty (60) days of his Termination Date, a valid, executed general release agreement in a form substantially similar to the Agreement attached as Exhibit A. Executive understands that he shall not be entitled to receive any Severance Pay under this Agreement until he executes and delivers the Separation and Release Agreement, and the revocation period set forth in the Separation and Release Agreement has expired and the Separation and Release Agreement has become effective. If Executive is eligible for Severance Pay, the Company will make payment to Executive in equal installments payable bi-weekly on regularly payroll dates over six (6) months, subject to all lawful and authorized deductions and withholding, consistent with the Company's customary payroll practices, with the first payment payable on the first payroll date after the Company receives a fully executed general release agreement from Executive, but no later than 60 days following the Termination Date; notwithstanding the foregoing to the contrary, where Executive's Termination Date occurs after November 1 of a calendar year, assuming the Company receives a fully executed general release agreement within 60 days following the Termination Date, the first payment shall be made as soon as practicable after the beginning of the next following calendar year but in no event later than March 15 of such calendar year.

The parties intend the payments under this Section 15(b) to qualify for the exemption from Section 409A of the Code, for separation pay, pursuant to Treasury Regulations 1.409A-1(b)(9)(iii). Failure to execute the general release agreement within sixty (60) days following the Termination Date in accordance with this Section shall result in forfeiture of the benefits provided under this Section 15(b).

16. **Return of Documents.** Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Executive by the Company or used on the Company's behalf, or generated or obtained during the course of his employment shall remain the property of the Company. Upon termination of his employment, or at any other time upon the Company's request, Executive agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contractors, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, all Confidential Information as defined in the Business Protection Agreement, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in his possession, remain under his control, or have been transferred to any third person by him.

17. **Assignment.** This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Executive. Executive shall not assign this Agreement or any rights hereunder without the express written consent of the Company which may be withheld with or without reason. This Agreement shall bind and benefit any successor of the Company, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

18. **Notices.** Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by

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facsimile transmission with confirmation of transmission; (ii) upon affirmative confirmation of receipt of email if delivered by email to Executive's personal email provided to the Company or by email to the Company at the email addresses listed below and to the Chairman of the Company's Board of Directors (an automatic "read receipt" does not constitute affirmative confirmation of receipt); (iii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iv) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98683 Attention: Senior Vice President Law & Human Resources wbolio@nautilus.com Facsimile: 360.859.2511
To Executive:	Garry Wiseman At the last address shown on the records of the Company

Executive shall be responsible for providing the Company with his current address. Either party may change its address for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten (10) business days.

19. <u>Effect of Waiver</u>. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

20. <u>Entire Agreement</u>. This Agreement, including Exhibit A and the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company, including (without limitation) the offer letter between the Company and Executive dated September 29, 2020. This Agreement may be changed only by a written document signed by Executive and the Company's Chief Executive Officer or a member of the Board.

21. <u>Governing Law/Jurisdiction/Venue</u>. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County, Washington (U.S.A.) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

22. <u>Construction of Agreement</u>. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained

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of such hereunder is too broad to permit enforcement herein. If it is ever held that any restriction permitted be enforced to the maximum extent to its fulle;t extent, su"h restriction shall restriction as a whole according to its of this ngr..*tnt shall be construed by applicable law. Tl; ir;;r.ge and the Company or uguinr, any party hereto' E'xecutive fair meaning and not strictly for has had oi th.is Agreement' and each party participated jointly in the negotiation ."fi*p;;u'ion it is l.;i ;;;nsel regarding dis Agreement' Accordingly' the opporlunity to obtain theidvice party' "f against any party or in favorof any agreed that no rule of construction shall ipply for convenience and reference 23. Headings. Section headings are used in this Agreement provision of this Agreement' onty uno:t;tt-ot affect the meaning of any and each executed Agreement may be executed in counterparts 21. Execution. This all of the parties as the originar instrument and as if counterpart sha, have t'e sam-e tor"" una.ii.ct tothecounterpartshadsignedtlresameinstrument.Signaturessentbyemailedpdf'electronicto this sufficient Io demonstrate a pafiy's assent facsimile or any .t.ltronT. means ,t,uit.u. Agreement. )< (a)IntheeventthattheseveranceandotherbenefitsprovidedforinthisAgreementor "parachute within the payable or provided to E,xecutive (i) constitute -payments" otherwise subject to the excise code, unJ liiy bui fo, rhis se.ction. would be meaning of Section zgoc ortne shall be "Excise Tax")' then Executive's benefits imposed by Section 4999 of the C"O" tiftt tax which would result in no poftion in full, or (b) delivered ai to such lesser extent either (a) delivered amounts. taking into to the Excise Tax, whichever of the tbregoing of such benefits being subject Excise Tax' income and employment taxes and the account the applicable federal. state. local resultsinthereceiptbyExecutive.on"""fttt'"xbasis'ofthegreatestamountofbenefits'the its may be taxable under Section 4999 of notwithstanding that all or some portion of such benef agree in writing. any determination required code. Unless the company and Executive otherwise national accounting fitm selected by the company under this section ,t'rutt'ue made in writing by a agree (the "Accountants"). whose or such other person or entity to which-th. furti..rnutually Executive and the company for all purposes' determination shall be conclusive and binding upon the Accountants may make For purposes of making the calculations rejui.ed by this section' applicable taxes and rely on reasonable assumptions and approximationi concerning 'ray of Sections 280G and 4999 of the reasonable. good faith interpretations concerning the appliiation information and code. The company and Executive shall furnish to the Accountants such make a determination under this documents as the Accountants may reasonably request in order to Section. (i) cash (b) Any payments or benefits shall be reduced in the following order: are not puy*"nir; (ii) equity-based payments that are taxable; (iii) equity-based payments that within any such taxable; (iv) equity-based acceleration; and (v) othernon-cash formsof benefits. shall occur first category of payments and benefits (that is, (i). (ii), (iii). (iv) or (v)), a reduction meaning of Section 4094 with respect to amounts that are not "def-erred compensation'' within the E'xecutive have any of the Code and then with respect to amounts that are. In no event shall shall provide their discretion with respect to the ordering of payment reductions. The Accountants and Executive calculations, together with detailed supporting documentation, to the Cornpany E,xecutive's Initials: qti EMPLOYMENT AGRE,EMENT Page 8 of l0 within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to the Company that no Excise Tax shall be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive. For purpose of clarification and the avoidance of doubt, the Company shall have no obligation to pay or reimburse Executive for any Excise Tax that Executive may incur as a result of Section 25(a).

(c) The payments provided in this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of this Agreement shall be construed, administered and governed in a consistent manner. Each payment provided in this Agreement is designated a "separate payment" within the meaning of Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(d) Notwithstanding anything contained herein to the contrary, in the event that any severance benefits would be treated as deferred compensation pursuant to Code Section 409A, or to the extent required pursuant to an exemption from Code Section 409A, such severance benefits shall not be triggered unless and until Executive experiences a "separation from service" within the meaning of Code Section 409A.

(e) If the Company determines that Executive is a "specified employee" under Code Section 409A(a)(2)(B)(i) at the time of Executive's "separation from service," then the amount of any Severance Pay that is not exempt from the requirements of Code § 409A, shall be delayed until the first business day on or after the date that is six months from the date of the Executive's "separation from service" (the "payment commencement date"). Any Severance Pay the Executive would have otherwise received during that six-month delay period shall be paid in a lump sum, without interest, on the payment commencement date, and the amount of the remaining payments, if any shall be paid as provided in Section 15(b).

(f) To the extent that any reimbursements under this Agreement are subject to the provisions of Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit.

26. <u>Acknowledgment</u>. Executive acknowledges that he has read and understands this Agreement, that he has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.

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this Agreement as of the date below' IN WITNESS WHEREOF, the parties hereto have executed Agreed by: EXECUTIVE NAUTILUS. INC. ,c /s/ Wayne M. Bolio By: Wayne M. Bolio Garry isem an 2ot-o Its: SVP, Law & Human Resources Date: lo. Date: 10/22/2020 82 I 3750 i Executive's lnitials: EMPLOYMENT AGREEMENT 6Sd Page l0 of l0